UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

Ameresco, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐    Fee paid previously with preliminary materials
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2022
To Our Stockholders:
The 2022 annual meeting of stockholders of Ameresco, Inc., a Delaware corporation, will be held on May 19, 2022, at 10:00 a.m., Eastern Time, for the following purposes:
1.To elect the three (3) nominees identified in the accompanying proxy statement as members of our board of directors to serve as class III directors for a term of three years.
2.To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
3.To transact other business, if any, that may properly come before the annual meeting and any adjournment thereof.
The foregoing items of business are more fully described in the Proxy Statement. Only stockholders who owned our Class A common stock or Class B common stock at the close of business on March 30, 2022 can vote at the Annual Meeting or any adjournments or postponements that take place.
Our board of directors, or board, recommends that you vote FOR the election of the director nominees named in Proposal No. 1 and FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm as described in Proposal No. 2.
This year’s Annual Meeting will be a completely virtual meeting of stockholders, conducted via an online platform. We believe a virtual meeting format facilitates stockholders attendance and participation by enabling all stockholders to participate fully, equally and without cost, from any location around the world. In addition, the virtual annual meeting format increases our ability to engage with all stockholders, regardless of size, resources or physical location and enables us to protect the health and safety of all attendees, particularly in light of the COVID-19 pandemic. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/AMRC2022, where you will be able to listen to the meeting live, submit questions and vote online.
We are pleased to utilize the Securities and Exchange Commission, or SEC, rules that allow issuers to furnish proxy materials to their stockholders on the Internet. On or about April 8, 2022, we will mail to our stockholders of record as of March 30, 2022 (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice Regarding the Availability of Proxy Materials, or Notice, with instructions for accessing the proxy materials and voting over the Internet, by telephone or mobile device or by mail. The Notice also provides information on how stockholders may request paper copies of our proxy materials. We believe electronic delivery of our proxy materials and our 2021 Annual Report will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which our stockholders can access these materials.

Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to read our proxy materials and submit your proxy or voting instructions as soon as possible over the Internet, by telephone or mobile device or by phone.

By Order of the Board of Directors,

David J. Corrsin
Secretary
April 8, 2022

AMERESCO, INC.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2022
GENERAL INFORMATION ABOUT THE MEETING AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Ameresco, Inc. for use at the 2022 annual meeting of stockholders, or the Annual Meeting, to be held on May 19, 2022, at 10:00 a.m., local time, and at any adjournments of the Annual Meeting. We will hold our annual meeting of stockholders in a virtual meeting, via live audio webcast. You may virtually attend the meeting and vote your shares by visiting www.virtualshareholdermeeting.com/AMRC2022.
In this proxy statement, unless expressly stated or the context otherwise requires, the use of “Ameresco,” “the Company,” “our,” “we,” or “us” refers to Ameresco, Inc.
We are mailing the Notice Regarding the Availability of Proxy Materials, or the Notice, to our stockholders of record as of March 30, 2022, or the Record Date, on or about April 8, 2022. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the 2021 Annual Report so that our record holders can supply these materials to the beneficial owners of shares of our Class A common stock and Class B common stock as of the Record Date. The proxy statement and our annual report to stockholders are available for viewing, printing and downloading on-line at the “Investor Relations - Annual Meeting” section of our website at www.ameresco.com.
Information about the proxy process and voting
Record Date, Voting Rights and Outstanding Shares
Our board of directors has fixed March 30, 2022 as the record date for determining the holders of our capital stock who are entitled to vote at the annual meeting.
We have two classes of capital stock issued and outstanding: Class A common stock, $.0001 par value per share, and Class B common stock, $.0001 par value per share. We refer to our Class A common stock and our Class B common stock collectively as our common stock.
With respect to all of the matters submitted for vote at the Annual Meeting, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to five votes.
Our Class A common stock and Class B common stock will vote as a single class on each of the matters submitted at the Annual Meeting. On February 25, 2022, there were outstanding and entitled to vote 33,724,309 shares of Class A common stock and 18,000,000 shares of Class B common stock.
Quorum
In order for business to be conducted at the Annual Meeting, a quorum must be present at the meeting. A quorum for purposes of the Annual Meeting will exist if the holders of a majority of the voting power represented by the common stock issued and outstanding on March 30, 2022 attend the virtual meeting or are represented by proxy at the Annual Meeting. We will count broker non-votes (described below), votes withheld, and abstentions (including shares that abstain or do not vote with respect to one or more matters to be voted upon) as being present at the Annual Meeting for determining whether a quorum exists for the transaction of business at the Annual Meeting. If a quorum is not present at the Annual Meeting, the meeting will be adjourned until a quorum is obtained.
Required Votes
Election of directors (Proposal 1): The three director nominees identified in this proxy statement receiving a plurality, or the highest number, of votes cast at the Annual Meeting, regardless of whether that number represents a majority of the votes cast, will be elected.
Ratification of the appointment of RSM US LLP (Proposal 2): The affirmative vote of a majority in voting power of the votes cast by the holders of all of the shares present or represented by proxy at the Annual Meeting and voting affirmatively or negatively on the proposal is needed to ratify the appointment of RSM US LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.

Voting; Voting by Proxy
Stockholders of Record. If you are a stockholder of record, you can vote by attending the Annual Meeting online by accessing www.virtualshareholdermeeting.com/AMRC2022 and voting using the 16-digit control number included on the Notice or proxy card or by proxy. If you are attending the meeting, please log-on to the virtual meeting in advance to ensure that your vote will be counted. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the Annual Meeting by one of the methods below to ensure your vote is counted. To vote by any of these methods, read this Proxy Statement, have your Notice, proxy card, or voting instruction form in hand, and follow the instructions below for your preferred method of voting. Each of these voting methods is available 24 hours per day, seven days per week.

By internet	By phone	By mail	By scanning
Before the Annual Meeting - go to www.proxyvote.com. During the Annual Meeting - go to www.virtualshareholdermeeting.com/ameresco2022	From the United States, U.S. territories and Canada: call 1-800-690-6903	If you received a paper copy of the proxy materials by mail, mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope	Scan the QR code using your mobile device to vote via the ProxyVote app
Beneficial Owner (Shares Registered in the Name of Broker, Bank or Other Agent). If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting via the Internet. However, because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent. Please follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy card.
Broker non-votes. If you do not give instructions to your bank, broker or intermediary, your bank, broker or intermediary will only be entitled to vote your shares with respect to “discretionary” matters, as described below, but will not be permitted to vote the shares with respect to “non-discretionary” matters. A “broker non-vote” occurs when your bank, broker or intermediary submits a proxy for your shares (because the bank, broker or intermediary has either received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular discretionary” matter) but does not indicate a vote for a particular proposal because the bank, broker or intermediary either does not have authority to vote on that proposal and has not received voting instructions from you or has discretionary authority to vote on a proposal but does not exercise it. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal. We do, however, count “broker non-votes” for the purpose of determining a quorum for the Annual Meeting.
Proposal 2 is considered to be a “discretionary” matter and, in the absence of your voting instructions, your bank, broker or other intermediary will be able to vote your shares for purposes of Proposal 2. The other proposals are not considered to be “discretionary” matters and, if you do not provide voting instructions, your bank, broker or other intermediary will not be able to vote your shares in its discretion in the election of directors (Proposal 1).
Abstentions
We will not count shares that abstain from voting on a particular matter or shares represented by broker non-votes as votes cast on that matter. Accordingly, abstentions and broker non-votes will have no effect on the outcome of voting on the matters to be voted on at the Annual Meeting.
Discretionary Voting by Proxies on Other Matters
We do not know of any other proposals that may be presented at the Annual Meeting. If another matter is properly presented for consideration at the meeting, the persons named in the accompanying proxy card will exercise their discretion in voting on the matter.

Revocability of Proxies
Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. You may revoke the proxy by delivering a written notice or other instrument revoking your proxy to our Secretary at our principal executive offices, 111 Speen Street, Suite 410, Framingham, Massachusetts 01701 at any time prior to its exercise at the Annual Meeting. You may also revoke your proxy by voting over the Internet, by telephone, mobile device or mail or by attending and voting at the Annual Meeting. If you do not revoke your proxy, we will vote the proxy at the Annual Meeting in accordance with the instructions indicated on your proxy card. If you own shares in “street name,” your bank, broker or other intermediary should provide you with appropriate instructions for changing your vote.
Voting Results
We will report the voting results from the Annual Meeting in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting.
Expenses of Solicitation
We will bear the costs of soliciting proxies. We will, upon request, reimburse brokers, custodians and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy solicitation materials to the beneficial owners of stock held in their names. In addition to solicitations by mail, our directors, officers and employees may solicit proxies from stockholders in person or by other means of communication, including telephone, facsimile and e-mail, without additional remuneration.

PROPOSAL 1—ELECTION OF DIRECTORS
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. We have three (3) class III directors, whose terms expire at this Annual Meeting; three (3) class I directors, whose terms expire at our 2023 annual meeting of stockholders; and three (3) class II directors, whose terms expire at our 2024 annual meeting of stockholders. Our board of directors currently consists of nine members.
At this Annual Meeting, our stockholders will have an opportunity to vote for three nominees for class III directors:
•Douglas I. Foy
•Jennifer L. Miller, and
•Nickolas Stravopoulos;
each of whom are currently directors of Ameresco. You can find more information about each of the nominees in “Corporate Governance—Our Board of Directors” below.
The persons named in the proxy card will vote to elect these three nominees as class III directors if we receive proxy instruction from you, unless you withhold authority to vote for the election of one or more nominees by marking the proxy card to that effect. If elected, each of the nominees for class III director will hold office until the 2025 annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Each of the nominees has indicated his or her willingness to serve if elected. However, if any nominee should be unable to serve, then either the persons named in the proxy card may vote the proxy for a substitute nominee if one is nominated by our board of directors, or we may maintain a vacancy on our board of directors until such time as our board of directors can find a suitable candidate to serve on the board, or our board of directors may reduce the number of directors.

Our board of directors recommends a vote FOR each of the three nominees for class III directors.
* * *

PROPOSAL 2—RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Although stockholder approval of our audit committee’s selection of RSM US LLP is not required by law, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If our stockholders do not ratify this selection, our audit committee will reconsider the selection. We expect that a representative of RSM US LLP, which served as our independent registered public accounting firm for the fiscal year ended December 31, 2021, will attend the virtual Annual Meeting and will be offered the opportunity to make a statement if he or she wishes.
Audit and Other Fees
The following table shows fees billed for professional services rendered to us by RSM US LLP and affiliates for our fiscal years 2021 and 2020:

	2021	2020
Audit Fees	$1,958,821	$1,816,215
Audit-Related Fees	150,150	79,215
Tax Fees	258,372	315,749
All Other Fees	—	56,864
Total	$2,157,343	$2,268,043

Audit Fees includes the aggregate fees billed or accrued for each of the last two fiscal years for professional services rendered by the independent auditors for the audit of our annual financial statements and review of financial statements included or incorporated by reference in our Registration Statements on Form S-8 and Form S-3 and annual and quarterly reports filed with the SEC or services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements for those fiscal years.
Audit-Related Fees includes the aggregate fees billed in each of the last two fiscal years for services by the independent auditors that are reasonably related to the performance of the audits of the financial statements and are not reported above under Audit Fees, including services related to the SEC’s review of our software-as-a-service business, our Registration Statement on Form 3 filed during 2021, and our Registration Statement on Form S-8 filed during 2020.
Tax Fees includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent auditors for tax compliance, tax advice and tax planning.
All Other Fees includes the aggregate fees billed in the fiscal year 2020 for services rendered in connection with the selection of our enterprise resource planning system.
Policy on Pre-Approval of Audit and Non-Audit Services
Before an accountant is engaged by us to render audit or non-audit services, the engagement is approved by our audit committee. From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our registered public accounting firm during the next 12 months. Any such pre-approval would be detailed as to the particular service or type of services to be provided and also generally would be subject to a maximum dollar amount.
Our audit committee may delegate the authority to approve any audit or non-audit services to be provided to us by our registered public accounting firm to one or more subcommittees (including a subcommittee consisting of a single member). Any approval of services by a subcommittee of our audit committee pursuant to this delegated authority is reported at the next meeting of our audit committee. The chairman of our audit committee has been delegated this authority.

Our board of directors recommends a vote FOR this proposal.
* * *

Audit Committee Report
The audit committee has reviewed and discussed with our management our audited consolidated financial statements for the year ended December 31, 2021. The audit committee has also reviewed and discussed with RSM US LLP, our independent registered public accounting firm, our audited consolidated financial statements and the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The audit committee has also received from RSM US LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee has discussed with RSM US LLP the matters disclosed in the letter and its independence with respect to Ameresco, including a review of audit and non-audit fees and services, and concluded that RSM US LLP is independent.
Based on its discussions with management and RSM US LLP, and its review of the representations and information referred to above provided by management and RSM US LLP, the audit committee recommended to the board of directors that Ameresco’s audited consolidated financial statements be included in Ameresco’s annual report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.
By the Audit Committee
of the Board of Directors of Ameresco, Inc.
Frank V. Wisneski, Chairman
Jennifer L. Miller
Nickolas Stavropoulos
Joseph W. Sutton

STOCK OWNERSHIP
The following table sets forth certain information regarding the beneficial ownership of our Class A and Class B common stock as of the close of trading on February 25, 2022 (except as noted below) by: each of our directors and nominees; each of our named executive officers; all of our directors and executive officers as a group; and each person, or group of affiliated persons, who is known by us to beneficially own more than five percent of our Class A or Class B common stock.
Percentage ownership calculations for beneficial ownership in the table below are based on 33,724,309 shares of Class A common stock and 18,000,000 shares of our Class B common stock outstanding as of February 25, 2022.
Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of shares to persons who possess sole or shared voting power or investment power with respect to our shares. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of February 25, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Except as otherwise indicated in the footnotes to the table below, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information presented in the table below is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership representing less than one percent is denoted with an asterisk (*).
Percentage total voting power represents voting power of beneficially owned shares with respect to all shares of our Class A and Class B common stock, together as a single class. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to five votes per share of Class B common stock. Voting power of less than one percent is denoted with an asterisk (*).

	Class A Common Stock		Class B Common Stock		% Total Voting Power
Name	Shares	%	Shares	%
Named Executive Officers
George P. Sakellaris(1)	2,477,332	7.3%	18,000,000	100.0%	74.5%
Spencer Doran Hole (2)	41,000	*	—	*	*
Michael T. Bakas(3)	84,650	*	—	*	*
Nicole A. Bulgarino(4)	167,738	*	—	*	*
Britta MacIntosh(5)	34,000	*	—	*	*
Non-Employee Directors		*
Douglas I. Foy(6)	139,000	*	—	*	*
Claire Hughes Johnson	—	*	—	*	*
Jennifer L. Miller(7)	142,000	*	—	*	*
Thomas S. Murley(8)	40,500	*	—	*	*
Nickolas Stavropoulos(9)	42,000	*	—	*	*
Joseph W. Sutton(10)	248,355	*	—	*	*
Frank V. Wisneski(11)	85,176	*	—	*	*
Directors and executive officers as a group (17 persons)(12)	3,660,930	10.4%	18,000,000	100.0%	74.9%
Other Five Percent Stockholders
The Vanguard Group(13)	2,770,106	8.2%	—	*	2.2%
BlackRock Inc.(14)	2,282,587	6.8%	—	*	1.8%

(1)	Includes: (i) 455,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of February 25, 2022; (ii) 200,000 shares of Class A Common Stock held by Mr. Sakellaris's spouse, (iii) 1,075,000 shares of Class A common stock held by the George P. Sakellaris 2012 Delaware Dynasty Trust (the “2012 Trust”) and (iv) 5,338,391 shares of Class A Common Stock issuable upon conversion of shares of Class B common stock held by the CGS 2010 Irrevocable Trust (the "2010 Trust" and together with the 2012 Trust, the "Trusts"). Mr. Sakellaris may be deemed the beneficial holder of the shares held by the Trusts and his spouse and to share voting and dispositive power. Mr. Sakellaris disclaims beneficial ownership of the shares held by the Trusts and his spouse and this schedule shall not be deemed an admission that Mr. Sakellaris is the beneficial owner of the shares held by the Trusts or his spouse for purposes of Section 13 or for any other purpose.
(2)	Includes 41,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(3)	Includes 84,650 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(4)	Includes 167,264 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(5)	Includes 9,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(6)	Includes 125,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(7)	Includes 130,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(8)	Includes 30,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(9)	Includes 38,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(10)
Includes (i) 120,000 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of February 25, 2022; and (ii) 128,355 shares of our Class A common stock held by Sutton Ventures LP. Mr. Sutton is managing member of Sutton Ventures Group LLC, which is the general partner of Sutton Ventures LP.

(11)	Includes 74,000 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(12)	Includes 1,403,053 shares of Class A common stock issuable upon the exercise of options that are exercisable within 60 days of February 25, 2022.
(13)	The Vanguard Group has an address of 100 Vanguard Blvd., Malvern, PA 19355 Malvern, PA 19355. Based solely on information as of December 31, 2021 contained in a Schedule 13G/A filed with the SEC by The Vanguard Group on February 9, 2022.
(14)	BlackRock, Inc. has an address of 55 East 52nd Street New York, NY 10055. Based solely on information as of December 31, 2021 contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 3, 2022.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. We are not aware that any of our directors, executive officers or 10% stockholders failed to comply with the filing requirements of Section 16(a) during the fiscal year ended December 31, 2021.

CORPORATE GOVERNANCE

Our Board of Directors
In accordance with the terms of our restated certificate of incorporation and by-laws, our board of directors is divided into three classes, each of which consists, as nearly as possible, of one-third of the total number of directors constituting our entire board of directors and each of whose members serve for staggered three-year terms. As a result, only one class of our board of directors will be elected each year. The members of the classes are as follows:
•the class I directors are Claire Hughes Johnson, Thomas S. Murley and Frank V. Wisneski, and their term expires at the annual meeting to be held in 2023;
•the class II directors are David J. Corrsin, George P. Sakellaris and Joseph W. Sutton, and their term expires at the annual meeting to be held in 2024; and
•the class III directors are Douglas I. Foy, Jennifer L. Miller and Nickolas Stavropoulos, and their term expires at this annual meeting.
Each director in a class will be eligible to be chosen as a nominee for a new three-year term at the annual meeting of stockholders in the year in which their term expires.
Below is information about each nominee for election as a class III director, as well as other members of our board of directors whose terms continue after the Annual Meeting. This information includes each director’s age as of March 30, 2022 and length of service as a director of Ameresco, his or her principal occupation and business experience for at least the past five years and the names of other publicly held companies or investment companies of which he or she has served as a director for at least the past five years.
In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our board of directors to the conclusion that he or she should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us.
There are no family relationships among any of our directors, nominees for director and executive officers.
Directors Whose Terms Expire at the Annual Meeting (Class III Directors)
Douglas I. Foy, age 75, has served as a director since May 2010. Since 2006, Mr. Foy has served as president of Serrafix Corporation, a strategic consulting firm focused on energy, the environment, transportation, and climate change, which he founded. From January 2003 to February 2006, Mr. Foy served as the first secretary of the Massachusetts Office for Commonwealth Development, where he oversaw the Executive Office of Transportation, the Executive Office of Environmental Affairs, the Department of Housing and Community Development and the Department of Energy Resources. Prior to his service with the Massachusetts Office for Commonwealth Development, Mr. Foy served for 25 years as president of the Conservation Law Foundation, an environmental advocacy organization. We believe that Mr. Foy is qualified to serve as a director because of his extensive leadership experience in environmental policy and the energy and sustainable development industries, including as president of Serrafix and the Conservation Law Foundation.
Jennifer L. Miller, age 66, has served as a director since 2015. From September 2015 through April 2020, Ms. Miller served as Chief Business Sustainability Officer of Sappi North America, the U.S. subsidiary of Sappi Limited, a producer of diversified cellulosic products including packaging and specialty papers, printing papers, biomaterials and biochemicals. From 2002 to August 2015, Ms. Miller held senior management positions at Sappi North America, including Executive Vice President and Chief Sustainability Officer, Executive Vice President – Strategic Marketing and Executive Vice President – Publishing. We believe that Ms. Miller is qualified to serve as a director because of her qualifications and experience, including in the energy utility industry, where she previously served as general counsel for a gas utility, and more recently her sustainability leadership role at a multi-national manufacturing company. We believe her direct experience and understanding of how commercial/industrial enterprises evaluate and plan for energy efficiency initiatives are particularly valuable to the board and management as they continue to develop strategies for the commercial/industrial market.
Nickolas Stavropoulos, age 64, has served as a director since April 2019. Mr. Stavropoulos served as the President and Chief Operating Officer of Pacific Gas and Electric Company from March 2017 through September 2018, as President, Gas from August 2015 through February 2017 and Executive Vice President, Gas Operations from June 2011 to August 2015. In January 2019, Pacific Gas and Electric Company and its parent company, PG&E Corporation, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Before joining Pacific Gas and Electric Company, Mr. Stavropoulos served as Executive Vice President and Chief Operating Officer of National Grid from 2007 through 2011. Prior to that role, Mr. Stavropoulos was President of KeySpan Energy Delivery, and has also held several senior leadership roles at Colonial Gas Company and Boston Gas. Mr. Stavropoulos has also served as the director of Enterprise Bancorp, a publicly traded bank holding company. We believe that Mr. Stavropoulos is qualified to serve as a director because of his more than 35 years of experience in the energy industry, as well as detailed knowledge of the U.S. natural gas sector. He has extensive executive management, business, and leadership experience in areas such as safety, utility operations, information technology, regulatory affairs, strategic planning, supply chain, finance, sales, business development, and marketing.
Directors Whose Terms Expire in 2023 (Class I Directors)
Claire Hughes Johnson, age 49, has served as a director since July 2021. Since October 2014, Ms. Hughes Johnson has served in various roles with the global financial technology company Stripe, Inc., first as chief operating officer until April 2021 and since then as corporate officer and advisor. Prior to joining Stripe, she spent ten years at Google, leading various business teams including the launch and operations of Gmail and Google Apps. She was also the vice president responsible for Adwords mid-market revenue globally, Google Offers and the business operations of Google’s self-driving car project. Ms. Hughes Johnson also currently serves on the board of a self-driving technology company, Aurora Innovation, Inc. and HubSpot,Inc. a customer relationship management platform, and The Atlantic. Ms. Hughes Johnson earned a bachelor’s degree from Brown University and an MBA from the Yale School of Management. She has previously served on the board of Hallmark Cards, Inc. We believe Ms. Johnson’s experience directing product innovation as well as go to market- and operational strategy for a range of technology industry leaders contributes a valuable viewpoint to our board.
Thomas S. Murley, age 64, has served as a director since 2016. Since June 2016, Mr. Murley has served as principal at Two Lights Consulting, which he founded. Mr. Murley also served as Chairman and Senior Advisor to HgCapital’s Renewable Power Partners Funds, which he co-founded and led for HgCapital from 2004 to June 2016. Mr. Murley also serves on the board of directors of Gore Street Energy Storage Fund plc., a London Stock Exchange listed battery storage investment trust. We believe that Mr. Murley is qualified to serve as a director because of his more than 20 years of experience strategically managing funds in the conventional and renewable energy sectors.
Frank V. Wisneski, age 75, has served as a director since 2011. Prior to retiring in 2001, Mr. Wisneski was a Partner and Senior Vice President at Wellington Management Company, LLP, an institutional asset manager serving clients globally, where he had worked since 1969. Since retiring, Mr. Wisneski has served as a trustee or director of several non-profit organizations. We believe that Mr. Wisneski is qualified to serve as a director because of his prior experience conducting financial and strategic analysis of companies, including emerging areas and companies, and establishing and building new investment products for institutional asset management clients. Since retiring, Mr. Wisneski has maintained a focus on financial and strategic analysis by serving on investment, finance and executive committees at several nonprofit organizations. We believe his experience analyzing companies to support investment decisions contributes a valuable viewpoint to our board.
Director Nominees for Terms Expiring in 2024 (Class II Directors)
David J. Corrsin, age 63, has served as our executive vice president, general counsel and secretary, as well as a director, since 2000. From 1996 to 2000, Mr. Corrsin was executive vice president of Public Power International, Inc., an independent developer of power projects in Europe and southern Asia. We believe that Mr. Corrsin is qualified to serve as a director because of his extensive experience with energy regulations, federal, state and local regulatory authorities and complex energy construction and financing projects, gained through more than 30 years of energy-related legal practice, and his more than 20 years of service as an executive officer of our company.

George P. Sakellaris, age 75, who is our principal stockholder, has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000. Mr. Sakellaris previously founded Noresco in 1989 and served as its president and chief executive officer until 2000. Mr. Sakellaris was a founding member and previously served as the president, and is currently a director, of the National Association of Energy Service Companies, a national trade organization representing the energy efficiency industry. We believe that Mr. Sakellaris is qualified to serve as a director because of his more than 35 years of experience in the energy services and renewable energy industries, his leadership experience, skill and familiarity with our business gained from serving as our chief executive officer for over 20 years, as well as his experience developed through founding and serving as chief executive officer of two previous energy services companies.
Joseph W. Sutton, age 74, has served as a director since 2002. Since 2000, Mr. Sutton has been the manager of Sutton Ventures Group, LLC, an energy investment firm that he founded. In 2007, he founded and has since led Consolidated Asset Management Services, or CAMS, which provides asset management, operations and maintenance, information technology, budgeting, contract management and development services to power plant ventures, oil and gas companies, renewable energy companies and other energy businesses. From 1992 to November 2000, Mr. Sutton worked for Enron Corporation, an energy company, where he most recently served as vice chairman and as chief executive officer of Enron International. We believe that Mr. Sutton is qualified to serve as a director because of his prior experience in the energy industry. For example, at both Sutton Ventures and CAMS, he has had significant experience in energy industry capital raising transactions, as well as in the ownership and management of, and the provision of advisory and other services to, a wide range of energy-related businesses. At Enron, Mr. Sutton was responsible for budgeting, financial reporting and planning for Enron’s international business unit and oversaw the development, construction, financing, operation and management of numerous energy projects.
Director Independence
A majority of our board of directors consists of “independent” directors. To be considered independent by our board of directors, a director must be independent in accordance with the rules and regulations of the New York Stock Exchange, or NYSE, and in our board of directors’ judgment, the director must not have a material relationship with Ameresco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Ameresco). Our board of directors has established corporate governance guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with Ameresco if he or she is independent under NYSE rules and regulations, and he or she:
•is an executive officer of another company which is indebted to us or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than one percent of the total consolidated assets of the company he or she serves as an executive officer; or
•serves as an officer, director or trustee of a tax exempt organization, unless our discretionary contributions to such organization are more than the greater of $1 million or two percent of that organization’s consolidated gross revenue.

Our board has determined that all of our directors, other than Messrs. Sakellaris and Corrsin, qualify as “independent.” Neither Messrs. Sakellaris nor Corrsin is considered independent because they are employees of the company. Further, the Board has determined that each member of each of the committees of the Board is independent in accordance with the rules and regulations of the NYSE and Rule 10a-3(b)(1) under the Exchange Act. In making its independence determinations, the board considered, among other things, the requirements under NYSE rules and regulations and our corporate governance guidelines, relevant transactions between the company and entities associated with the independent directors and determined that none have any relationship with the company or other relationships that would impair the directors' independence.

Board Leadership Structure
George P. Sakellaris currently serves as both our chairman of the board and chief executive officer. Our board of directors does not have a policy regarding the separation of the roles of chairman and chief executive officer, as the board believes it is in our stockholders’ best interests that we make this determination based on an assessment of the current condition of our company and composition of the board. Our board of directors believes that having Mr. Sakellaris serve in both roles is in the best interests of our stockholders at this time because it makes the best use of Mr. Sakellaris’s extensive knowledge of our company and our industry, and fosters greater communication between management and the board of directors.

In light of the dual role played by Mr. Sakellaris in our corporate governance structure, we also have established a position of a lead independent director. Mr. Sutton is our lead independent director. Mr. Sutton is an independent director within the meaning of applicable NYSE rules. The duties of the lead director include the following:
•chairing any meeting of our non-management or independent directors in executive session;
•meeting with any director who is not adequately performing his or her duties as a member of our board of directors or any committee;
•facilitating communications between other members of our board of directors and the chairman of our board of directors and/or the chief executive officer; however, each director is free to communicate directly with the chairman of our board of directors and with the chief executive officer;
•monitoring, with the assistance of our general counsel, communications from stockholders and other interested parties and providing copies or summaries to the other directors as he considers appropriate;
•working with the chairman of our board in the preparation of the agenda for each board of directors meeting and in determining the need for special meetings of the board of directors; and
•otherwise consulting with the chairman of our board of directors and/or the chief executive officer on matters relating to corporate governance and the performance of our board of directors.
Risk Oversight
Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board and its committees is to oversee the risk management activities of management. Our audit committee focuses on financial risk, including internal control over financial reporting and cyber risk. Our corporate governance and nominating committee focuses on the management of risks associated with board organization, membership and structure, succession planning for our directors and executive officers and corporate governance and ESG oversight. Finally, our compensation committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. More details about our committees and their responsibilities can be found in “Committees of our Board of Directors and Board Meetings.”
Committees of our Board of Directors and Board Meetings
Committees. Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter approved by our board of directors. Copies of each committee’s charter are posted on the Investor Relations section of our website, which is located at www.ameresco.com.
All of the members of our board’s three standing committees described below have been determined to be independent as defined under applicable NYSE rules and in the case of all members of the audit committee, the independence requirements set forth in Rule 10A-3 under the Exchange Act.
The table below provides current committee composition and the number of meetings of each committee.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Douglas I. Foy		x	Chair
Claire Hughes Johnson		x
Jennifer L. Miller	x		x
Thomas S. Murley		x
Nickolas Stavropoulos	x	x
Joseph W. Sutton	x	Chair
Frank V. Wisneski	Chair		x
Number of meetings	6	2	6

Audit Committee. Our board of directors has determined that each of the current members of our audit committee satisfy the requirements for financial literacy and independence under applicable NYSE and SEC rules and regulations. Mr. Wisneski is the chair of the audit committee and is also an “audit committee financial expert,” as defined by SEC rules and satisfies the financial sophistication requirements of applicable NYSE rules. Our audit committee assists our board of directors in its oversight of our accounting and financial reporting process and the audits of our financial statements.
The audit committee’s responsibilities include:
•appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;
•reviewing and discussing with management and our registered public accounting firm our annual and quarterly financial statements and related disclosures;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•overseeing our internal audit function;
•overseeing our risk assessment and risk management policies;
•establishing policies regarding hiring employees from our registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
•meeting independently with our internal auditing staff, registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions;
•preparing the audit committee report required by SEC rules to be included in our proxy statement for our annual meeting of stockholders;
•evaluating, at least annually, the performance of the audit committee, and periodically reviewing and reassessing its charter; and
•overseeing cyber security matters.
All audit services and all non-audit services, other than de minimis non-audit services, to be provided to us by our registered public accounting firm must be approved in advance by our audit committee. For more information regarding our audit committee, see “—Audit Committee Report.”
Compensation Committee. Our compensation committee assists our board of directors in the discharge of its responsibilities relating to the compensation of our executive officers. The compensation committee’s responsibilities include:
•annually reviewing and approving corporate goals and objectives relevant to CEO compensation;
•determining our CEO’s compensation;
•reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our other executive officers;
•overseeing an evaluation of our senior executives;
•overseeing and administering our cash and equity incentive plans;
•reviewing and making recommendations to our board of directors with respect to director compensation;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;
•evaluating, at least annually, the performance of the compensation committee, and periodically reviewing and reassessing its charter; and

•preparing the compensation committee report required by SEC rules, which is included below under “Executive Compensation and Related Information—Compensation Committee Report.”
The processes and procedures followed by our compensation committee in considering and determining executive compensation are described under “Executive Compensation and Related Information—Compensation Discussion and Analysis” below.
The compensation committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. Additionally, the compensation committee may delegate authority to one or to employees other than executive officer within preapproved thresholds set by the compensation committee.
Nominating and Corporate Governance Committee. The nominating and corporate governance committee’s responsibilities include:
•identifying individuals qualified to become members of our board of directors;
•recommending to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;
•reviewing and making recommendations to our board of directors with respect to our board of directors’ leadership structure;
•reviewing and making recommendations to our board of directors with respect to management succession planning;
•developing and recommending to our board of directors corporate governance principles; and
•overseeing an annual evaluation of our board of directors and its committees; and
•overseeing environmental, social and governance (“ESG”) matters.
The processes and procedures followed by our nominating and corporate governance committee in identifying and evaluating director candidates are described below under the heading “Director Nomination Process.”
Board Meetings. Our board of directors met seven times in 2021. During 2021, each director attended at least 75% of the aggregate number both of board meetings and of meetings held by all committees on which he or she then served. Our corporate governance guidelines provide that directors are responsible for attending each annual meeting of our stockholders. All of our directors attended our 2021 annual meeting of stockholders.

Director Compensation
The following summarizes the terms of our non-employee director compensation program for 2021.

	Chair retainer ($)	Member retainer ($)(1)	Per meeting fee($)(2)	Annual option grant (3)(4)	Option grant upon initial election (4)(5)
Board of directors	—	25,000	1,000	10,000	40,000
Audit Committee	12,000	2,500	1,000
Compensation Committee	8,000	2,000	1,000
Nominating and Governance Committee	6,000	1,000	1,000

(1) Committee chairs do not receive separate member retainers for service on the committee they chair.
(2) Fee received from committee meetings that are not on the same day as the board meeting.
(3) Granted on the date of each annual meeting of stockholders other than in the year of his or her initial election.
(4) The options vest as to 20% on each of the first five anniversaries of the option grant date. All such options have an exercise price equal to the fair market value of the Class A common stock on the date of grant and become exercisable in full upon a change in control of Ameresco
(5) Granted upon the initial election to the board of directors

2021 Director Compensation. The following table sets forth information regarding compensation earned by our non-employee directors during 2021.

	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Douglas I. Foy (2)	48,000	253,100	301,100
Claire Hughes Johnson(3)	16,500	1,334,752	1,351,252
Jennifer L. Miller(4)	45,500	253,100	298,600
Thomas S. Murley(5)	36,000	253,100	289,100
Nickolas Stavropoulos(6)	41,500	253,100	294,600
Joseph W. Sutton(7)	48,500	253,100	301,600
Frank V. Wisneski(8)	56,000	253,100	309,100
(1) Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the director with respect to these option grants. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 1, 2022. This does not include the value of the performance options granted in 2019 which vested in March 2022 upon completion of the performance period from January 1, 2019 to December 31, 2021 (as described below).
(2) As of December 31, 2021, Mr. Foy held options to purchase an aggregate of 155,000 shares of our Class A common stock with a weighted average exercise price of $12.67 per share.
(3) Ms. Johnson joined our board in July 2021. As of December 31, 2021, Ms. Johnson held options to purchase an aggregate of 40,000 shares of our Class A common stock with a weighted average exercise price of $68.22 per share.
(4) As of December 31, 2021, Ms. Miller held options to purchase an aggregate of 160,000 shares of our Class A common stock with a weighted average exercise price of $12.00 per share.
(5) As of December 31, 2021, Mr. Murley held options to purchase 90,000 shares of our Class A common stock with a weighted average exercise price of $18.19 per share.
(6) As of December 31, 2021, Mr. Stavropoulos held options to purchase 72,000 shares of our Class A common stock with a weighted average exercise price of $20.50 per share.
(7) As of December 31, 2021, Mr. Sutton held options to purchase an aggregate of 150,000 shares of our Class A common stock with a weighted average exercise price of $12.73 per share.
(8) As of December 31, 2021, Mr. Wisneski held options to purchase an aggregate of 104,000 shares of our Class A common stock with a weighted average exercise price of $15.36 per share.

Performance Stock Options. In addition, from time to time, our directors have received options in addition to the annual grants. In 2019, each of our non-employee directors was granted an option to purchase 30,000 shares of our Class A common stock vesting three years from the date of grant based upon the achievement of an adjusted EBITDA goal for the performance period from January 1, 2019 through December 31, 2021. In February 2022, our board assessed the achievement of this goal, as detailed under Performance Vested Equity Awards in “Compensation Discussion and Analysis - Elements of our Compensation Programs.” Recognizing the impact of COVID-19 during a majority of the performance period, and the high level of achievement of the adjusted EBITDA goal, and utilizing its discretion with respect to assessing the goals, the board determined to give full credit to the goal and the options vested in full in March 2022.
Modifications to the Director Compensation Program in 2022. In February 2022, the compensation committee and the board of directors amended our non-employee director compensation program effective May 1, 2022 to increase the annual board retainer from $25,000 to $40,000 and the annual grant of an option to purchase shares of our Class A Common stock from 10,000 shares to 12,000 shares.
Other benefits. We reimburse our non-employee directors for reasonable travel expenses incurred in connection with board and committee meetings. We have also entered into indemnification agreements with all of our directors. We do not provide any other benefits, including retirement benefits or perquisites, to our non-employee directors.

Director Nomination Process
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, conferring from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the nominating and corporate governance committee, the board of directors and members of senior management. The nominating and corporate governance committee also has the authority to retain the services of an executive search firm to help identify and evaluate potential director candidates.
In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and corporate governance committee applies the criteria set forth in our corporate governance guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The nominating and corporate governance committee also considers diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. The nominating and corporate governance committee has always endeavored to have a broad, inclusive process for identifying highly qualified, diverse candidates. In ongoing support of this, in January 2020, the committee specifically committed to include women and minority candidates in the initial pool of qualified candidates from which the committee selects director candidates going forward.
When recommending to the board of directors the nominees for election as directors, our nominating and corporate governance committee shall consider candidates proposed by stockholders and shall apply the same criteria, and shall follow substantially the same process in considering them, as it does in considering other candidates. To recommend director candidates for consideration by the nominating and corporate governance committee, a stockholder must send a written notice to our corporate secretary. Our bylaws specify the information that must be included in any such notice, including the stockholder’s name, address and number of shares of Ameresco stock held, as well as the candidate’s name, age, address, principal occupation and number of shares of Ameresco stock. If a stockholder would like a candidate to be considered for inclusion in the proxy statement for our 2023 annual meeting, the stockholder must follow the procedures for stockholder proposals outlined under “Additional Information—Stockholder Proposals” below. You can find more detailed information on our process for selecting board members and our criteria for board nominees in the corporate governance guidelines posted on the “Investor Relations” section of our website, which is located at www.ameresco.com.
Alternatively, our bylaws provide that stockholders may nominate director candidates for consideration at the 2023 annual meeting directly without approval of the nominating and corporate governance committee. In order to nominate candidates directly, stockholders must follow the procedures outlined under “Additional Information—Stockholder Proposals” below.

Communicating with our Board of Directors
Our board of directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if and as appropriate. Our lead director, subject to the advice and assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he considers appropriate.
Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our board should address such communications to: Board of Directors, c/o Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Corporate Governance Guidelines.
Our board of directors has adopted corporate governance guidelines to assist the board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of our board’s business, provide that:
•our board’s principal responsibility is to oversee the management of Ameresco;
•a majority of the members of our board of directors shall be independent directors;
•the non-management directors meet regularly in executive session;
•directors have full and free access to management and employees of our company, and the right to hire and consult with independent advisors at our expense;
•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•at least annually, our board of directors and its committees will conduct self-evaluations to determine whether they are functioning effectively.
Code of Business Conduct and Ethics.
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the code of business conduct and ethics is posted on the Investor Relations section of our website, which is located at www.ameresco.com. In addition, we intend to post on our website all disclosures that are required by law or applicable NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.

Complete copies of our corporate governance guidelines, code of business conduct and ethics and the charters for our audit, compensation and nominating and corporate governance committees are available on the Investor Relations section of our website, which is located at www.ameresco.com. Alternatively, you may request a copy of any of these documents free of charge by writing to:
Ameresco, Inc.
111 Speen Street, Suite 410
Framingham, Massachusetts 01701
Attention: Investor Relations Department
Stock Ownership Guidelines.
We maintain stock ownership guidelines for executive officers and independent directors to encourage the company’s executive officers and independent directors to obtain a significant ownership interest in the company, thereby helping to align their interests with those of Ameresco’s stockholders.
Executive Officers: For our executive officers and certain other members of senior management, the guidelines target share ownership at a value equal to (i) five times annual base salary for the Chief Executive Officer, (ii) three-times annual base salary for other Section 16 officers who serve as Executive Vice Presidents of the company, (iii) two-times annual base salary for certain senior management members who serve as Senior Vice Presidents of the company and (iv) annual base salary for certain senior management members who serve as Vice Presidents of the company.
Directors. For our independent directors, the guidelines target share ownership at a value equal to three times the annual cash fees earned by the director in the year preceding the year in which the determination is made.
Ownership Calculations and Compliance. In calculating stock ownership under these guidelines, we include (i) outstanding shares of common stock, (ii) vested and unvested in-the-money stock options, and (iii) vested and unvested restricted stock units. Compliance with the ownership guidelines are measured annually by the end of the first quarter, based upon the 90 day average stock prices. Covered individuals have five years to accumulate the applicable stock ownership level. As of March 31, 2022, each covered individual was in compliance with the stock ownership requirements.
Pledging and Hedging Transactions.
We have an insider trading policy that prohibits executive officers, employees and directors from purchasing Ameresco securities on margin, borrowing against Ameresco securities held in a margin account, or pledging Ameresco securities as collateral for a loan. An exception may be granted, however, under the policy for pledging Ameresco securities as collateral for a loan where the executive officer clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. Our insider trading policy also prohibits executive officers and directors from engaging in short sales of Ameresco securities, including short sales “against the box” or in purchases or sales of puts, calls or other derivative securities based on Ameresco securities.
Rule 10b5-1 Sales Plans
Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our Class A common stock on a periodic basis. Pursuant to our insider trading policy, such plan may only be adopted, terminated of amended when they are not in possession of material, nonpublic information concerning our company. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information concerning our company.
Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Our Executive Officers and Our Named Executive Officers

The following is a list of our executive officers, their ages as of February 25, 2022 and their principal positions:

Name	Age	Position (s)
George P. Sakellaris	75	Chairman of the Board of Directors, President, and Chief Executive Officer
Michael T. Bakas	53	Executive Vice President, Distributed Energy Systems
Nicole A. Bulgarino	49	Executive Vice President and General Manager, Federal Solutions
David J. Corrsin	63	Executive Vice President, General Counsel, Secretary, and Director
Robert Georgeoff	57	Executive Vice President, South Region
Britta MacIntosh	54	Senior Vice President, Western Region and U.K. & Europe Operations
Louis P. Maltezos	55	Executive Vice President, Central Region and Canada Operations
Spencer Doran Hole	53	Executive Vice President and Chief Financial Officer
Mark A. Chiplock	52	Senior Vice President of Finance and Chief Accounting Officer
Lauren K. Todd	46	Senior Vice President, Human Resources and Operations

George P. Sakellaris: Mr. Sakellaris has served as chairman of our board of directors and our president and chief executive officer since founding Ameresco in 2000.

Michael T. Bakas: Mr. Bakas has served as our executive vice president, distributed energy systems, since November 2017. Prior to this, Mr. Bakas served in various capacities with our company since 2000, including as our senior vice president, renewable energy, from March 2010 to November 2017.

Nicole A. Bulgarino: Ms. Bulgarino has served as our executive vice president and general manager of federal solutions since May 2017. Prior to this, Ms. Bulgarino served in various capacities with our company since 2004, including as our senior vice president and general manager of federal solutions from May 2015 to May 2017.

David J. Corrsin: Mr. Corrsin has served as our executive vice president, general counsel, and secretary, as well as a director, since 2000.

Robert Georgeoff: Mr. Georgeoff has served as our executive vice president, south region, since February 2021. Prior to this, Mr. Georgeoff served in various management capacities with our company since 2011, including as vice president, south region and President at Ameresco Southwest, a subsidiary of Ameresco, from August 2011 through February 2021.

Britta MacIntosh: Ms. MacIntosh has served as our senior vice president of the west region and UK & Europe operations since July 2020. Prior to this, Ms. MacIntosh served as our vice president of U.K. operations from February 2016 to July 2020.

Louis P. Maltezos: Mr. Maltezos has served as executive vice president since April 2009 and oversees central region and Canada operations. Prior to this, Mr. Maltezos served in various management capacities with our company since 2004, including as vice president and general manager of our Midwest regions from June 2004 to April 2009.

Spencer Doran Hole: Mr. Hole has served as our executive vice president and chief financial officer since February 2022 and served as senior vice president and chief financial officer since July 2019. Prior to joining Ameresco, Mr. Hole served as chief executive officer, North America and Group vice president - strategy at ReneSola Ltd., a manufacturer and supplier of green energy products, since November 2017 and served as the chief financial officer for the US division of ReneSola since December 2016.

Mark A. Chiplock: Mr. Chiplock has served as senior vice president of finance and chief accounting officer since February 2022 and served as vice president of finance and chief accounting officer since July 2019. Prior to this, Mr. Chiplock served as our interim chief financial officer and treasurer from October 2018 through July 2019 and as our corporate controller from June 2014 to December 2019.

Lauren K. Todd: Ms. Todd has served as senior vice president, human resources and operations since May 2021. Prior to this, Ms. Todd served in various capacities with our company since 2012, including as vice president, human resources and operations from April 2016 to May 2021.

Our named executive officers, or NEOs, for the year ended December 31, 2021, were:

Name	Title
George P. Sakellaris	President and Chief Executive Officer
Spencer Doran Hole	Executive Vice President and Chief Financial Officer
Michael T. Bakas	Executive Vice President, Distributed Energy Systems
Nicole A. Bulgarino	Executive Vice President, General Manager, Federal Solutions
Britta MacIntosh	Senior Vice President, Western Region & London Operations

COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the material elements of our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our NEOs, and is intended to place in perspective the data presented in the tables and narrative that follow.
As a company dedicated to a pay-for-performance culture, we aim to provide our executive officers with compensation that is significantly performance-based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success. During 2021, we continued reviewing all elements of our executive compensation program, including the function and design of our annual incentive bonus and equity incentive programs. We also continued to evaluate the need for revisions to our executive compensation program to ensure our program is competitive with the companies with which we compete for executive talent and is appropriate for a public company, including the extent to which our compensation policies will reward the achievement of long-term operating and strategic goals and minimizing the extent to which they serve to encourage taking excessive risk.
Overview of Executive Compensation Process
Roles of Our Board, Chief Executive Officer and Compensation Committee in Compensation Decisions. Our compensation committee oversees our executive compensation program. Our compensation committee, either as a committee or together with the other independent directors, makes all compensation decisions regarding our chief executive officer. Our chief executive officer may make recommendations to the compensation committee regarding the compensation of our executive officers other than himself, but the compensation committee either makes all compensation decisions regarding our executive officers or makes recommendations concerning executive compensation to our board of directors, with the independent directors ultimately making such decisions. Our chief executive officer is not present for compensation committee or board discussions regarding his compensation; similarly, no other executive officers are present for compensation committee or board discussions regarding other executive officer compensation.
Competitive Market Data and Use of Compensation Consultants. While we generally rely on the business judgment and experience in the energy services and engineering consulting industries of our chief executive officer and our executive management team, we also review publicly available materials and information made available through Equilar, which provides an online database gathered from proxy statements and annual reports at similar companies. We have developed substantial information about compensation practices and levels at comparable companies through extensive recruiting, networking and industry research. Our compensation committee may elect to engage an independent compensation consulting firm to provide advice regarding our executive compensation program and general information regarding executive compensation practices in our industry, but it did not do so in 2021.
We periodically review executive officer compensation against a peer group, using the comparison only as a competitive reference point and not as the sole determinative factor when making executive compensation decisions. The compensation committee periodically assesses the relevancy of the companies within the peer group and makes changes when appropriate.

In 2021, the compensation committee used the following peer group: Aegion Corp., Argan Inc., Broadwind Energy, Inc., Enernoc, Inc., ESCO Technologies, Inc., Hill International, Inc., IES Holdings, Inc., Magna International Inc., Matrix Service Co., Mistras Group, Inc., MYR Group Inc., NV5 Global, Inc., Powell Industries Inc. and TRC Companies Inc.
Advisory Vote by Stockholders. In 2020, we asked our stockholders, through an advisory vote, to approve the compensation of our NEOs. The 2020 advisory vote received the approval of 99.8% of the votes cast on the proposal. Although the results of the say on pay vote are advisory and not binding on the company, the board or the compensation committee, we value the opinions of our stockholders and take the results of the say on pay vote into account when making decisions regarding the compensation of our NEOs. In 2017, our stockholders approved, on an advisory basis, a frequency of every three (3) years for casting advisory votes to approve executive compensation. Due to the vote of stockholders on the matter, as well as the long-term focus of our compensation philosophy, we adopted a three-year interval for the advisory vote on executive compensation. Accordingly, the next stockholder advisory vote will occur at the 2023 annual meeting.
Objectives and Philosophy of Our Executive Compensation Program. Our primary objective with respect to executive compensation is to attract, retain and motivate highly talented individuals who have the skills and experience to successfully execute our business strategy. Our executive compensation program is designed to:
•reward the achievement of our annual and long-term operating and strategic goals;
•recognize individual contributions;
•align the interests of our executives with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value; and
•retain and build our executive management team.
To achieve these objectives, our executive compensation program ties a portion of each executive’s overall compensation—annual incentive bonuses—to key corporate financial goals and to individual goals. From time to time we have also provided a portion of our executive compensation in the form of equity awards that vest over time or based on the achievement of performance targets. We believe this approach helps to retain our executive officers and aligns their interests with those of our stockholders by allowing them to participate in our long-term performance.
Elements of Our Executive Compensation Program.
The primary elements of our executive compensation program are:
•base salaries;
•annual incentive bonuses;
•equity incentive awards; and
•other employee benefits.
We have not adopted any formal or informal policies or guidelines for allocating compensation among these elements.
Base Salaries. We use what we believe to be competitive base salaries to attract and retain qualified candidates to help us achieve our growth and performance goals. Base salaries are intended to recognize an executive officer’s immediate contribution to our organization, as well as his or her experience, knowledge and responsibilities.
Our compensation committee annually evaluates and considers adjustments to executive officer base salary levels based on factors determined to be relevant, including:
•the executive officer’s skills and experience;
•the particular importance of the executive officer’s position to us;
•the executive officer’s individual performance;
•the executive officer’s growth in his or her position; and
•base salaries for comparable positions within our company and at other companies.
Although it did not do so in 2021, the compensation committee may in the future obtain the input of a compensation firm and peer group benchmarking data in making any adjustments to executive officer base salary levels.

The table below details the base salary at December 31, 2020 and 2021, and any year over year increase, for each of our NEOs as approved by our compensation committee and independent directors. The increases were approved in February 2021 and became effective in May 2021 in recognition of the performance of such executive officers during 2020 and to encourage retention.

Name	Title	2020 Annual Base Salary ($)	2021 Annual Base Salary ($)	Increase
George P. Sakellaris	President and Chief Executive Officer	1,000,000	1,250,000	25%
Spencer Doran Hole	Executive Vice President and Chief Financial Officer	370,000	388,500	5%
Michael T. Bakas	Executive Vice President, Distributed Energy Systems	375,000	397,500	6%
Nicole A. Bulgarino	Executive Vice President, General Manager, Federal Solutions	385,000	408,000	6%
Britta MacIntosh	Senior Vice President, Western Region & London Operations	301,724	350,000	16%
Incentive Bonus Programs. Our executive officers have the opportunity to earn annual incentive payments under our annual incentive program, or Annual Incentive Program, and our executive management team additional annual incentive program, or AIPP, both as described below. Both of these programs are designed to provide an annual variable cash incentive to motivate participants to achieve company performance objectives and to reward participants for their achievements when those objectives are met in a manner which correlates strongly with stockholder value.

Annual Incentive Program. Our compensation committee or the independent directors (based on recommendations from our compensation committee) establishes and administers the Annual Incentive Program for our executive officers each year. Most of our full-time employees also participate in this program. In the early part of each year, our compensation committee or the independent directors establishes the corporate and individual goals for our executive officers. Our chief executive officer exercises discretion in determining the relative weighting and thresholds for our executive officers, other than for himself, but ultimately the compensation committee approves the achievement of goals and payment of bonuses to our executive officers. If the thresholds are achieved, aggregate payments of up to 10% of our adjusted EBITDA for the relevant year can be made to the participants in our Annual Incentive Program. The compensation committee or our independent directors generally determines Annual Incentive Program results and payment amounts following the subject year, after audited financials have been completed taking into account the recommendation of our chief executive officer.

2021 Annual Incentive Program. In early 2021, our compensation committee approved the corporate goals for our 2021 Annual Incentive Program as set forth below as well the individual goals for our executive officers. The corporate goals also served as Mr. Sakellaris’s individual performance goals. As in prior years, the goals were set based on our historical operating results and growth rates, as well as our expected future results, and were designed to require significant effort and operational success on the part of our company. The compensation committee retains discretion with respect to the weighting of each goal and the ultimate achievement percentage contribution. In early 2022, our compensation committee and the independent directors assessed the company’s achievement against the corporate goals as described below. In doing so, the compensation committee utilized its discretion in assessing the asset sales (PPA) goal. This recognized both the impact from COVID-19 and the global supply chain challenges as well as management’s significant efforts towards exceeding a number of the other corporate goals, including with respect to revenue, Adjusted EBITDA, awarded back log growth despite the continued challenging environment.

Goal	Target (2021)	Result (2021)	Achievement percentage contribution
Financial Performance
Revenue	$1.1 billion	$1.2 billion	20%
Adjusted EBITDA(1)	$140 million	$153 million	25%
Operating expenses(2)	$125 million	$125 million	5%
New Contracts
Project Sales	$825 million	$1.5 billion	10%
Asset Sales (PPA)	140 MW	60MW	—%
O&M and EaaS total contract value	$80 million	$80 million	5%
New Awards
Project Awards - ESPC/EPC	$825 million	$1.7 billion	10%
Assets Awards (PPA)	160MW	649MW	10%
O&M and EaaS total contract value awards	$100 million	$142 million	5%
Strategic Initiatives
Successful equity raise ($)	$150 million	$170 million	5%
ESG Goals			5%
Total			100%

(1) Defined as net income attributable to common shareholders, including impact from redeemable non-controlling interests, before provision (benefit from) income tax provisions, other expenses net, depreciation, amortization of intangible assets, accretion of asset retirement obligations, contingent consideration expense, stock-based compensation expense, energy asset impairment, restructuring and other charges, gain or loss on sale of equity investment, and gain or loss upon deconsolidation of a variable interest entity.

(2) Excluding stock compensation, internal mergers and acquisitions expenses, IRC Section 179D deduction certification costs and other one-time or unusual charges.
For each our executive officers, other than our chief executive officer, the chief executive officer made recommendations regarding their performance against individual goals and the resulting payments to such executive officers. The compensation committee also assessed our chief executive officers performance against the goals and made recommendations to the independent directors. The compensation committee and independent directors reviewed and discussed the recommendations and approved the individual bonuses payments for our executive officers. The bonuses for our NEOs are described under the heading Bonus in the “Summary Compensation Table” below.
AIPP. In April 2017, our board (based on recommendations from our compensation committee) approved the AIPP. The AIPP is administered by our compensation committee. The AIPP provides that if the annual targets set under the Annual Incentive Program for each of four metrics against which performance under the AIPP is measured: revenue, adjusted EBITDA, contract backlog, and awarded backlog are achieved at at least 100%, the AIPP is funded as set forth below based on the achievement of the Adjusted EBITDA goal. If the Adjusted EBITDA goal is not met, the AIPP is not funded. Once the funding of the AIPP has been established, the compensation committee will determine the amount of individual payments to be made to each AIPP participant, taking into account the recommendation of our chief executive officer based on his assessment of each individual’s relative contribution to the achievement of the AIPP goals. There is no limit to the amount that a single participant may receive under the AIPP, provided that the aggregate amount paid to all participants for any given plan year may not exceed the AIPP pool established for such year. In order to receive payment under the AIPP, the participant must be employed by us or one of our subsidiaries at the time the payment is made. The compensation committee may, however, provide a pro-rated bonus payment under the AIPP to any participant whose status as an active employee is changed during a plan year as a result of his or her death, disability, retirement or leave of absence.
The table below describes the funding of the AIPP.

Amount of Adjusted EBITDA in Excess of AIPP Goal	% of Incremental Adjusted EBITDA Allocated to AIPP Pool	Funding Amount to AIPP Pool
$0 - $1 million	20%	$0 to $200,000
> $1 to $2 million	21%	$210,000 to $420,000
> $2 to $3 million	22%	$440,000 to $660,000
> $3 to $4 million	23%	$690,000 to $920,000
> $4 to $5 million	24%	$960,000 to $1,200,000
Greater than $5 million	25%	$1,250,000 - unlimited
2021 AIPP. In connection with assessment of the company’s achievement of the corporate goals under the 2021 Annual Incentive Plan as described above, the compensation committee and independent directors also assessed the funding of the AIPP for 2021. The compensation committee and independent directors determined that while the corporate goals under the 2021 Annual Incentive Plan were 100% achieved, the AIPP was not funded for 2021, because the asset sales (PPA) goal under the 2021 Annual Incentive Plan was not achieved. As a result, no payments were made under the AIPP.
Equity Awards. Our equity incentive award program is the primary vehicle for offering long-term incentives to our executive officers. To date, equity incentive awards to our executive officers have been made in the form of restricted stock awards and stock options, with stock options being the primary form of equity grants in recent years. We believe that equity incentive awards:
•provide our executive officers with a strong link to our long-term performance by enhancing their accountability for long-term decision making;
•help balance the short-term orientation of our annual incentive bonus program;
•create an ownership culture by aligning the interests of our executive officers with the creation of value for our stockholders; and
•further our goal of executive retention.
Time Vested Equity Awards. Employees who are considered important to our long-term success are eligible to receive equity incentive awards, which generally vest over five years. During 2021, our compensation committee approved the grant of time vested option awards to our NEOs as indicated in the table “Grants of Plan-Based Awards in Fiscal Year” below.
Performance Vested Equity Awards. In 2019, our compensation committee granted options with performance-based vesting, or 2019 Performance Vested Options to further align our executive officers’ performance with our long-term strategic goals and stockholder interests. These options vested based on the achievement of corporate and individual performance goals during the performance period from January 1, 2019 through December 31, 2021 (provided the executive officer continued to be employed by us until the vesting determination). The corporate performance goals set are described below. The individual goals and targets were tailored to the particular business unit or corporate function overseen by each executive officer and were determined by our compensation committee.
In order for any portion of the option to vest, the combined level of achievement of the corporate and individual performance goals had to be at least 90%, after which the shares vested for each individual based on the level of achievement as follows:

	Level of Achievement
	90%	91%	92%	93%	94%	95%	96%	97%	98%	99%	100%
Chief Executive Officer	32,000	64,000	96,000	128,000	160,000	192,000	224,000	256,000	288,000	320,000	350,000
Chief Financial Officer Chief Accounting Officer	1,000	4,000	8,000	12,000	16,000	20,000	24,000	28,000	32,000	36,000	40,000
Other Named Executive Officers	2,500	5,000	10,000	15,000	20,000	25,000	30,000	35,000	40,000	45,000	50,000
In February 2022, following the completion of the performance period for the 2019 Performance Vested Options, our compensation committee assessed and determined the achievement of the corporate goals on a cumulative basis as described below. In doing so, the compensation committee utilized its discretion in assessing the goal with respect to placing energy assets into operation, and determined the goal achievement as described below.

Goal	Cumulative 3-year Target	Cumulative 3-Year Result	Cumulative goal achievement	Goal achievement percentage contribution
Revenue ($M)	2,960	3,115	105%	25%
Adjusted EBITDA ($M)(1)	383	362	95%	24%
Project Sales - ESPC/EPC Construction ($M)	2,450	3,069	125%	15%
Asset Sales - EPC/PPA (MWe)	500	1,023	205%	5%
Project Awards - ESPC/EPC ($M)	2,400	3,917	163%	15%
Assets Awards EPC/PPA (MWe)	394	1,804	458%	5%
Energy assets placed into operation (MWe)	255	120	—%	—%
O&M sales ($M)	41	45	110%	5%
Return on equity (%)	11%	12%	103%	5%
Total				99%

(1) This may differ from adjusted EBITDA as reported from time to time in our financial releases and other filings with the SEC because this measure may exclude certain items that we consider to be non-recurring in nature.

With respect to our compensation committee’s assessment in February 2022 of the individual goals of our executive officers, the chief executive officer made recommendations to our compensation committee regarding their performance (other than himself). The compensation committee also assessed our chief executive officer’s performance against the goals and made recommendations to the independent directors. Following such assessments and based on the levels of achievement assigned to each executive officer (as described below), our compensation committee and board determined that the 2019 Performance Options vested in March 2022 for our NEOs as follows:

Name	Options Granted (#)	Combined goal achievement %	Options Vested (#)
George P. Sakellaris	350,000	99%	320,000
Spencer Doran Hole	40,000	99%	36,000
Michael T. Bakas	50,000	97%	40,000
Nicole A. Bulgarino	50,000	97%	40,000

Other Benefits and Policies.
Other Employee Benefits. We maintain broad-based benefits that are provided to all employees, including our 401(k) retirement plan, flexible spending accounts, medical and dental care plans, life insurance, short- and long-term disability policies, vacation, company holidays and contributions to a health savings account for those participating in a high-deductible insurance plan. We also match our employees’ contributions to non-profit 501(c)(3) organizations. Our executive officers are eligible to participate in each of these programs on the same terms as non-executive employees; however, employees at the director level and above are eligible for life insurance coverage equal to three times (rather than twice) their annual base salary.
Perquisites and Personal Benefits. Since before we became public in 2010, we have permitted Mr. Sakellaris personal exclusive use of a company-owned vehicle. We pay insurance premiums, excise tax and other amounts related to this vehicle. Our compensation committee recommended and our independent directors approved continuing to permit Mr. Sakellaris personal exclusive use of the company-owned vehicle in recognition of his extensive travel to meetings and events on our behalf.
Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any taxable year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-

based compensation was exempt from the deduction limitation. However, subject to certain transition rules, the tax reform legislation signed into law on December 22, 2017 eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any taxable year to each of to the specified officers that is not covered by the transition rules will not be deductible by us. The compensation committee has and will continue to review on a periodic basis the potential effect of Section 162(m) and may use its judgment to authorize compensation payments that may be in excess of the limit when it believes such payments are appropriate and in the best interests of our company and our stockholders.
Other Policies.
Our executive officers are subject to stock ownership guidelines and anti-hedging and pledging policies as described under “Corporate Governance.”
Risk Considerations in our Compensation Program

We do not believe that any risks arising from our employee compensation policies and practices are reasonably likely to have a material adverse effect on our company. In addition, we do not believe that the mix and design of the components of our executive compensation program encourage management to assume excessive risks.
Compensation Committee Report
The compensation committee has reviewed and discussed the foregoing compensation discussion and analysis with management and, based on this review and discussion, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.
By the Compensation Committee
of the Board of Directors of Ameresco, Inc.
Joseph W. Sutton, Chairman
Douglas I. Foy
Claire Hughes Johnson
Thomas S. Murley
Nickolas Stavropoulos

Executive Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation earned by our NEOs during our fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
George P. Sakellaris (4)	2021	1,163,462	625,000	5,233,075	24,863	7,046,400
President and	2020	950,481	500,000	—	19,492	1,469,973
Chief Executive Officer	2019	800,000	200,000	2,870,229	27,264	3,897,493
Spencer Doran Hole (5)	2021	382,096	80,000	313,985	27,428	803,509
Executive Vice President and	2020	366,306	80,000	—	37,585	483,891
Chief Financial Officer	2019	145,833	70,000	625,416	17,350	858,599
Michael T. Bakas	2021	389,712	80,000	1,046,615	17,474	1,533,801
Executive Vice President,	2020	366,474	100,000	338,471	17,585	822,530
Distributed Energy Systems	2019	334,699	60,000	298,470	17,706	710,875
Nicole A. Bulgarino	2021	400,038	80,000	1,046,615	17,474	1,544,127
Executive Vice President and	2020	380,452	100,000	338,471	50,926	869,849
General Manager, Federal Solutions	2019	355,199	100,000	298,470	57,094	810,763
Britta MacIntosh(6)	2021	332,531	322,660	637,660	17,474	1,310,325
Senior Vice President
Western Region & London Operations

(1) Salary for each of the named executive officers have been prorated to reflect the portion of the year for which any increases were in effect, from and after May 1st of the applicable year.
(2) Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 1, 2022. The value of the option awards for 2021, does not include the 2019 Performance Options that vested in March 2022 based on the achievement of the performance goals for the period January 1, 2019 to December 31, 2021.
(3) The amounts reported in All Other Compensation reflect, for each NEO, the amount we contributed to our 401(k) plan and the dollar value of life insurance premiums we paid, as applicable and detailed below. For Mr. Sakellaris, the amount reported also includes the incremental cost of a company-owned vehicle of which he has personal exclusive use, including insurance premiums, excise taxes and depreciation. For Mr. Hole, the amount reported also includes reimbursement of relocation expenses made to Mr. Hole pursuant to the agreement between the company and Mr. Hole, dated June 26, 2019, as previously reported by us in the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 1, 2019, as well as other housing expenses paid in connection with Mr. Hole’s relocation. For Ms. Bulgarino, the amount reported also includes the per diem allowance provided to Ms. Bulgarino for the use of an apartment near one of our offices until December 31, 2020.

The following table details the amounts described in footnote (3):
Name	Year	Matched 401(k) Contributions ($)	Group Life and Disability Insurance ($)	Relocation & Housing ($)	Use of Company-Owned Vehicle ($)	Total ($)
George P. Sakellaris	2021	15,300	1,733	—	7,830	24,863
	2020	15,300	1,844	—	2,348	19,492
	2019	15,300	1,923	—	10,041	27,264
Spencer Doran Hole	2021	15,300	2,174	9,954	—	27,428
	2020	15,300	2,285	20,000	—	37,585
	2019	6,058	1,002	10,290	—	17,350
Michael T. Bakas	2021	15,300	2,174	—	—	17,474
	2020	15,300	2,285	—	—	17,585
	2019	15,300	2,406	—	—	17,706
Nicole A. Bulgarino	2021	15,300	2,174	—	—	17,474
	2020	15,300	2,285	33,341	—	50,926
	2019	15,300	2,406	39,388	—	57,094
Britta MacIntosh	2021	15,300	2,174	—	—	17,474

(4) Mr. Sakellaris is also a member of our board of directors, but does not receive any additional compensation in his capacity as a director.
(5) Mr. Hole has served as our Chief Financial Officer since July 29, 2019. Mr. Hole's base salary for 2019 was $350,000. Mr. Hole was paid his pro rata share of his base salary and certain other compensation for 2019 as reflected in the table.
(6) Ms. Macintosh was designated an executive officer in February 2021.

Grants of Plan-Based Awards in Fiscal Year

The following table sets forth information regarding grants of compensation in the form of plan-based awards during the fiscal year ended December 31, 2021 to our named executive officers.

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
George P. Sakellaris	3/5/2021	2/1/2021	250,000	43.00	5,233,075
Spencer Doran Hole	3/5/2021	2/2/2021	15,000	43.00	313,985
Michael T. Bakas	3/5/2021	2/2/2021	50,000	43.00	1,046,615
Nicole A. Bulgarino	3/5/2021	2/2/2021	50,000	43.00	1,046,615
Britta MacIntosh	8/5/2021	7/21/2021	20,000	65.24	637,660

(1) Such option vests as to 20% of the original shares granted on each of the first five anniversaries of the grant date.
(2) Value is equal to the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. This amount does not represent the actual amount paid to or realized by the executive officer with respect to this option grant. The assumptions used by us with respect to the valuation of option awards are the same as those set forth in Note 14 to our consolidated financial statements included in our annual report on Form 10-K filed with the SEC on March 1, 2022. The value of the option awards for 2021, does not include the 2019 Performance Options that vested in March 2022 based on the achievement of the performance goals for the period January 1, 2019 to December 31, 2021.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2021.

	Outstanding Option Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Approval Date	Option Expiration Date
George P. Sakellaris	—	250,000(2)	43.00	3/5/2021	2/2/2021	3/4/2031
	25,000	—	6.70	5/22/2014	5/22/2014	5/21/2024
	40,000	60,000(2)	16.71	3/22/2019	3/22/2019	3/21/2029
		350,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
Spencer Doran Hole	—	15,000(2)	43.00	3/5/2021	2/1/2021	3/4/2031
	2,000	26,000(2)	14.24	7/29/2019	6/27/2019	7/28/2029
	—	40,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
Michael T. Bakas	—	50,000(2)	43.00	3/5/2021	2/1/2021	3/4/2031
	650	—	4.64	5/10/2016	4/25/2017	5/10/2026
	—	5,000(2)	5.80	3/9/2017	3/9/2017	3/8/2027
	10,000	10,000(2)	8.35	2/2/2018	2/2/2018	2/1/2028
	—	50,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
	7,000	28,000(2)	22.53	3/5/2020	2/14/2020	3/4/2030
Nicole A. Bulgarino	—	50,000	43.00	3/5/2021	2/1/2021	3/4/2031
	15,000	—	9.45	7/24/2013	7/24/2013	7/23/2023
	25,528	—	6.53	3/3/2015	3/3/2015	3/2/2025
	32,736	10,000(2)	5.80	3/9/2017	3/9/2017	3/8/2027
	15,000	10,000(2)	8.35	2/2/2018	2/2/2018	2/1/2028
	—	50,000(3)	13.37	8/6/2019	8/6/2019	8/5/2029
	7,000	28,000(2)	22.53	3/5/2020	2/14/2020	3/4/2030
Britta MacIntosh	—	20,000(2)	65.24	8/5/2021	8/5/2021	8/4/2031
	4,000	16,000(2)	29.52	8/6/2020	8/6/2020	8/5/2030

(1) All option awards listed in this table were granted under our 2010 or our 2020 stock incentive plan.
(2) Such option vests as to 20% of the original shares granted on each of the first five anniversaries of the grant date.
(3) Such option is subject to vesting based on continued service to us and performance relative to goals established for the three-year performance period from January 1, 2019 to December 31, 2021, as described under the heading “Overview of Executive Compensation Process - Equity Incentive Awards”, above. A portion if these awards vested in March 2022, based on the achievement of these goals as described above.

Option Exercises and Stock Vested
The following table sets forth information regarding the exercise of options by our named executive officers during the fiscal year ended December 31, 2021.

	Options Exercised
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
George P. Sakellaris	—	—
Spencer Doran Hole	10,000	533,905
Michael T. Bakas	71,551	4,860,278
Nicole A. Bulgarino	27,736	1,044,571
Britta MacIntosh	25,000	1,449,750

(1) Calculated using the actual proceeds of same-day sales or, if no same-day sale occurred, the closing market price of our class A common stock on the exercise date.
Potential Payments Upon Termination or Change of Control
We have no severance agreements with any of our named executive officers, other than Mr. Hole, our Executive Vice President and Chief Financial Officer. Pursuant to an offer letter executed by us with Mr. Hole, dated June 26, 2019, if the company terminates Mr. Hole’s employment without Cause or Mr. Hole terminates his employment for Good Reason, each as defined in the offer letter, for a period of nine months following such termination, the company will pay to Mr. Hole an amount equal to his monthly base salary in effect at the time of his termination and, during such period, continue any medical, dental or vision benefits that Mr. Hole was enrolled in at the time of termination. Receipt of such severance benefits is conditioned on the execution of a mutual release in a form reasonably acceptable to the parties and Mr. Hole’s continuing compliance with all obligations owed to the company and its affiliates. Based upon Mr. Hole’s base salary and benefit enrollment at December 31, 2021, if the company terminates Mr. Hole’s employment without Cause or Mr. Hole terminates his employment for Good Reason, Mr. Hole would receive an aggregate of $291,375, paid in monthly installments over nine months.
Neither our 2010 stock incentive plan or our 2020 stock incentive plan provide for acceleration of options in connection with any termination events, including retirement, resignation, severance or constructive termination. Accordingly, there are no potential payments in respect of termination to report for any of our named executive officers.
Pay Ratio

Under Item 402(u) of Regulation S-K under the Exchange Act, we are required to disclose the annual total compensation paid to our median paid employee, the annual total compensation paid to our CEO, and the ratio of the annual total compensation paid to the median employee as compared to the annual total compensation paid to our CEO.

In 2021, the total annual compensation of Mr. Sakellaris, our President and Chief Executive Officer, was $7,046,400 (as shown in the Summary Compensation Table included in this Proxy Statement). The total annual compensation of the median employee was $101,351. As a result, for 2021, the ratio of the total annual compensation of our chief executive officer to the total annual compensation of the median employee was approximately 70 to 1.

Under the pay ratio rule, certain public companies are required to identify its median employee only once every three years as long as during the last prior fiscal year there has been no change to its employee population or employee compensation arrangements that it reasonably believes would result in a significant change in its pay ratio disclosure. For 2021, we reevaluated the identification of our median employee.

We identified the median employee by examining compensation information derived from payroll records for all employees, excluding Mr. Sakellaris, who were employed by us on December 31, 2021. As of such date, we employed approximately 1,200 people in the United States, Canada and the United Kingdom. All employees were included, whether employed on a full-time, part-time, temporary or seasonal basis, using the definition of employee under the U.S. Internal Revenue Code, or similar laws in the country where the individual was employed. In identifying the median employee, we utilized actual cash compensation for the 12-month period ending December 31, 2021 as the consistently applied compensation measure, including as base salary or wages, bonus and incentive payments earned during that period. For non-U.S. employees, we used the an exchange rate as of December 31, 2021.

To determine the annual total compensation of Mr. Sakellaris, we used the amount reported in the “Total” column of the Summary Compensation Table in this Proxy Statement, which includes salary, option awards, bonus and all other compensation. The median employee’s total annual compensation for 2021 was calculated in accordance with the same requirements applicable to the chief executive officer’s compensation as reported in the Summary Compensation Table and that number was used to calculate the ratio of the chief executive officer’s pay to that of the median employee.
The SEC rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making the determination as to who is the median employee and do not mandate that each company use the same method. We believe that the pay ratio information above is a reasonable estimate calculated in a manner consistent with the SEC rules. However, the total annual compensation of our median employee is unique to that person and is not necessarily a good indicator of the total annual compensation of any of our other employees, and it is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the chief executive officer’s total annual compensation to that of the median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.
Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1) (2)	3,532,000	$30.336	3,680,310
Equity compensation plans not approved by security holders	—	—	—
Total	3,532,000	$30.336	3,680,310
(1) Consists of our 2010 stock incentive plan, 2020 stock incentive plan and our 2017 employee stock purchase plan.
(2) Consists of 3,508,500 shares of our class A common stock remaining available for future issuance are under our 2020 stock incentive plan and 171,810 shares of our class A common stock remaining available for future issuance under our 2017 employee stock purchase plan, including shares subject to purchase during the current purchase period. In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2021, shares under our 2010 and 2020 stock incentive plans may instead be issued in the form of stock appreciation rights, restricted stock, restricted stock units and other stock-based awards.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Since January 1, 2021, we have engaged in the following transactions with our directors, executive officers and holders of more than five percent of any class of our voting securities, and affiliates of our directors, executive officers and holders of more than five percent of any class of our voting securities:
•We have entered into customary indemnification agreements with all of our directors.
•The company employs Rebecca P. McIntyre, the spouse of David J. Corrsin, our Executive Vice President and General Counsel, as Associate General Counsel.  In fiscal year 2021, the company paid Ms. McIntyre a total of $235,651, including base salary and cash bonus. In addition, Ms. McIntyre received other benefits on the same terms available to all other employees of the company. Ms. McIntyre’s employment was approved by the Audit Committee when she joined the company in 2017 and reviewed annually thereafter. We believe that this transaction was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy for the review of any transaction, arrangement or relationship in which we are a participant and one of our executive officers, directors, director nominees or five percent stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest. In addition, the policy requires review of the employment of any immediate family member of a related person unless (a) such person is not being employed in a management or sensitive control function and (b) the annual salary of such person does not exceed $50,000.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee prior to the effectiveness of the transaction. The policy also provides that any related person transaction that has not been reviewed by the audit committee, may, if appropriate, be reviewed, and in the audit committee’s discretion be ratified by the audit committee at its next meeting. Any related person transactions previously approved by the audit committee or otherwise already existing that are ongoing in nature will be reviewed annually, or more frequently if the audit committee determines such review to be necessary.
The audit committee will review all relevant information available to it about the related person transaction and may approve or ratify it only if the audit committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, Ameresco’s best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in its charter.
ADDITIONAL INFORMATION
Stockholder Proposals
Stockholder proposals, including information about a proposed director candidate, submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at our 2023 annual meeting of stockholders must be received by our Secretary no later than December 9, 2022 to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting.
A stockholder proposal, including a proposed director, not included in our proxy statement for the 2023 annual meeting of stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our bylaws. To be timely, our bylaws provide that the Secretary must have received the stockholder’s notice not less than 90 days (that is, no later than February 18, 2023) and not more than 120 days (that is, no earlier than January 19, 2023) in advance of the first anniversary of the date of the preceding year’s annual meeting. However, if the date of the 2023 annual meeting of stockholders is more than 20 days before or more than 60 days after the first anniversary of the Annual Meeting, we must receive the stockholder’s notice not earlier than the close of business on the 120th day before the 2023 annual meeting of stockholders and not later than the close of business on the later of (1) the 90th day before the 2023 annual meeting of stockholders and (2) the 10th day following the day on which public announcement of the date of the 2023 annual meeting of stockholders is first made, whether by mail or public disclosure.
All stockholder proposals for our 2023 annual meeting of stockholders should be sent to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701.
Other Stockholder Communications
Generally, stockholders who have questions or concerns should contact our Investor Relations department at (508) 598-3003 or via the form at https://www.ameresco.com/contact-us/. However, stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701. See “Corporate Governance—Communicating with our Board of Directors” for more information about communicating with our board of directors.
Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the securities laws that might incorporate future filings, including this proxy statement, in whole or in part, the Compensation Committee Report, the contents of www.ameresco.com, including the charters of the committees of our board of directors, corporate governance guidelines, the Audit Committee Report and code of business conduct and ethics, included or referenced in this proxy statement shall not be incorporated by reference into any such filings.
Householding of Annual Meeting Materials
Some banks, brokers and other intermediary record holders may participate in the practice of householding proxy statements and annual reports. This means that, unless you have instructed otherwise, only one copy of the Notice our proxy statement and annual report may have been sent to multiple stockholders in your household. If you want to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other intermediary record holder. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
In addition, the company will promptly deliver, upon written or oral request to Investor Relations, Ameresco, Inc., 111 Speen Street, Suite 410, Framingham, Massachusetts 01701, (508) 598-3003, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

AMERESCO
Green • Clean • Sustainable

AMERESCO, INC. (AMRC)
111 SPEEN STREET
SUITE 410
FRAMINGHAM, MA 01701
ATTN: NINA ANDERSSON-WILLARD

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 18, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AMRC2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 18, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Douglas I. Foy 02) Jennifer L. Miller 03) Nickolas Stravopoulos

The Board of Directors recommends you vote FOR the following proposal:

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000555571_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2022 Notice & Proxy Statement and 2021 Annual Report with Form 10-K are available at www.proxyvote.com

AMERESCO, INC. (AMRC)
Annual Meeting of Shareholders
May 19, 2022 10:00 AM EDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) George P. Sakellaris, David J. Corrsin and Spencer Doran Hole, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERESCO, INC. (AMRC) that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, EDT on May 19, 2022, virtually at www.virtualshareholdermeeting.com/AMRC2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted "FOR" all director nominees in Proposal 1 and "FOR" Proposal 2 and according to the discretion of the proxy holders on any other matter that may properly come before the meeting or any postponement or adjournment thereof.

0000556921_2 R1.0.0.24

Continued and to be signed on reverse side